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                                                                      EXHIBIT 99
PRESS RELEASE


         AMSURG CORP. TO RECORD $0.14 PER DILUTED SHARE GAIN ON SALE OF
                              OPHTHALMOLOGY CENTER

                                ----------------

             PROVIDES UPDATED 2004 EARNINGS GUIDANCE AND ESTABLISHES
                             2005 EARNINGS GUIDANCE

            NASHVILLE, Tenn. (August 5, 2004) - Ken P. McDonald, President and Chief Executive Officer of AmSurg Corp. (Nasdaq: AMSG), today announced the sale of its interest in an ophthalmology surgery center for $12,500,000 to the center's physician partners as of August 1, 2004. As a result of the transaction, AmSurg expects to record a $0.14 per diluted share gain on the sale, and the gain and the net earnings of the center through the date of the sale will be reflected in discontinued operations for the third quarter and nine months reporting periods.

            Mr. McDonald remarked, "This center produced net earnings of $0.03 per diluted share for the first seven months of 2004, which will now be classified as earnings from discontinued operations. The center was projected to contribute $0.02 per diluted share for the remainder of 2004. Due to the sale of this center, our guidance for results from continuing operations will be reduced by $0.05 per diluted share. This reduction is composed of the $0.03 of historical earnings reflected as discontinued operations and the $0.02 of earnings that were projected for the remainder of the year. As a result, our guidance for 2004 adjusted net earnings per diluted share from continuing operations is $1.11 to $1.14, compared to the previous range of $1.16 to $1.19. Adjusted net earnings, as previously disclosed, exclude a loss of $1,100,000 on a long-term note receivable incurred in the second quarter of 2004. Net earnings per diluted share from continuing operations for 2004, which include the loss on the note receivable, are projected to be $1.09 to $1.12.

            "Due to the strength of our new center development and acquisition activities, the sale of our interest in this center has not changed our internal earnings targets for 2005. We today establish our guidance for net earnings per diluted share from continuing operations for 2005 in a range of $1.39 to $1.43. This range represents anticipated growth of 20% from our original guidance for 2004, consistent with our long-term growth objectives for net earnings per diluted share from continuing operations. This range also represents anticipated growth of 25% from our new guidance for 2004 adjusted net earnings per diluted share from continuing operations."

            Mr. McDonald added, "With our strong acquisition and development pipeline, we are confident of our opportunities and pleased to establish our earnings guidance for 2005 in line with our long-term growth objectives."








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AMSG Reports Sale of Center
Page 2
August 5, 2004


            The information contained in the preceding paragraphs is forward-looking information, and the attainment of these targets is dependent not only on AmSurg's achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.

            This press release contains forward-looking statements. These statements, which have been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg's filings with the Securities and Exchange Commission, and, consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company's ability to enter into partnership or operating agreements for new practice-based ambulatory surgery centers; its ability to identify suitable acquisition candidates and negotiate and close acquisition transactions, including centers under letter of intent; its ability to obtain the necessary financing or capital on terms satisfactory to the Company to execute its expansion strategy; its ability to generate and manage growth; its ability to contract with managed care payers on terms satisfactory to the Company for its existing centers and its centers that are currently under development; its ability to obtain and retain appropriate licensing approvals for its existing centers and centers currently under development; its ability to minimize start-up losses of its development centers; the ability of its physician partners to recruit additional physicians to their practices; its ability to maintain favorable relations with its physician partners; changes in the medical staff at its centers; changes in the rate setting methodology, payment rates, payment policies and the list of covered surgical procedures for ambulatory surgery centers by the Centers for Medicare & Medicaid Services; the risk of legislative or regulatory changes that would establish uniform rates for outpatient surgical services, regardless of setting; risks associated with the Company's status as a general partner of limited partnerships; the Company's ability to maintain its technological capabilities in compliance with regulatory requirements; risks associated with the valuation and tax deductibility of goodwill; the risk of legislative or regulatory changes that would prohibit physician ownership in ambulatory surgery centers; and the Company's ability to obtain the necessary financing to fund the purchase of its physician partners' minority interest in the event of a regulatory change that would require such a purchase. AmSurg disclaims any intent or obligation to update these forward-looking statements.

            AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers in partnership with surgical and other group practices. At June 30, 2004, AmSurg owned a majority interest in 117 centers and had 13 centers under development.


                                           Contact:
                                                     Claire M. Gulmi
                                                     Senior Vice President and
                                                     Chief Financial Officer
                                                     (615) 665-1283



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